Exhibit 5.1
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                         [Vivendi Universal Letterhead]









                                          December 8, 2000



Vivendi Universal
42, avenue de Friedland
75008 Paris

Ladies and Gentlemen:

      I am the General Counsel Chief Officer of Vivendi Universal, a SOCIETE ANONYME organized under the laws of France ("Vivendi Universal") and the successor to Vivendi, a SOCIETE ANONYME organized under the laws of France ("Vivendi"). This opinion is being furnished in connection with the filing by Vivendi Universal with the Securities and Exchange Commission of a post-effective amendment on Form S-8 to Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which is registering ordinary shares, nominal value of [EUROS]5.50 per share, of Vivendi Universal for issuance by Vivendi Universal pursuant to the terms of the following plans (the "Shares"), the 1983 Stock Appreciation Right and Stock Unit Plan, The Seagram Company Ltd. 1988 Stock Option Plan, The Seagram Company Ltd. 1992 Stock Option Plan, The Seagram Company Ltd. 1996 Stock Incentive Plan, The Seagram Company Ltd. Stock Plan for Non-Employee Directors, the MCA Inc. Incentive Program, the PolyGram Holding, Inc. Deferred Savings and Investment Plan for Employees, The Seagram 401(k) Plan - Universal Employees, The Seagram 401(k) Plan - UNI Employees, The Seagram 401(k) Plan - Spencer Employees, The Seagram 401(k) Plan and the Retirement, Savings and Investment Plan for Union Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (collectively the "Seagram Plans"). The Shares, which may be represented by Vivendi Universal's American Depositary Shares (the "ADS"), are issuable to the participants to the Seagram Plans.

      In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinions expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials.

      On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the Seagram Plans, be validly issued, fully paid and non-assessable.


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      I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

      This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Shares, as may be represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act. I hereby consent to the filing of this opinion as an exhibit to the post-effective amendment on Form S-8 to Form F-4 that Vivendi Universal is filing with the United States Securities and Exchange Commission to register the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                                    Very truly yours,



                                    /s/ Jean-Francois Dubos

                                    Jean-Francois Dubos